EXHIBIT 11



                        SIDLEY AUSTIN BROWN & WOOD LLP



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                                                             December 30, 2002




Merrill Lynch Small Cap Value Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

     We have acted as special Maryland counsel for Merrill Lynch Small Cap Value Fund, Inc., a Maryland corporation ("ML Small Cap"), in connection with the acquisition of assets and assumption of liabilities of Mercury Small Cap Value Fund, Inc., a Maryland corporation ("Mercury Small Cap"), by ML Small Cap, and the distribution of newly-issued shares of common stock of ML Small Cap to Mercury Small Cap for distribution to stockholders of Mercury Small Cap in liquidation of Mercury Small Cap (the "Reorganization"). This opinion is furnished in connection with ML Small Cap's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of ML Small Cap (the "Shares"), to be issued in the Reorganization.

     As special Maryland counsel for ML Small Cap in connection with the Reorganization, we are familiar with the proceedings taken by ML Small Cap and to be taken by ML Small Cap in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of ML Small Cap, as amended, the By-laws of ML Small Cap and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization by and among ML Small Cap, Mercury Small Cap, and Master Small Cap Value Trust, a Delaware statutory trust ("Small Cap Trust"), (the "Agreement and Plan"), as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of ML Small Cap.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                         Very truly yours,


                                        /s/ Sidley Austin Brown & Wood LLP